Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-192459 and File No. 333-196565) of Surgical Care Affiliates, Inc. of our report dated February 22, 2016 relating to the consolidated financial statements of BSC Holdings, LLC which appears in this Form 10-K.

/s/ Warren Averett, LLC

Birmingham, Alabama

February 22, 2016